Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is entered into as of November 8, 2018 (the “Effective Date”), by and between David Loechner (the “Executive”), Emerald Expositions, LLC, a Delaware limited liability company (the “Company”), and solely for the purpose of Section 2(b), Emerald Expositions Events, Inc. (“Parent”) (each of the Executive, the Company, and solely for the purpose of Section 2(b), Parent, a “Party” and collectively, the “Parties”).  The Parties acknowledge that the terms and conditions of this Agreement have been voluntarily agreed to and are intended to be final and binding.

RECITALS

WHEREAS, the Executive is party to an employment agreement with the Company effective as of January 1, 2017 (the “Employment Agreement”);

WHEREAS, the Executive was previously granted nonqualified stock options (the “Options”) to acquire shares of common stock (“Common Stock”) of Parent pursuant to the Emerald Expositions Events, Inc.  2013 Stock Option Plan and the Emerald Expositions Events, Inc. 2017 Omnibus Equity Plan (the “Plans”) and the applicable option agreements (each, an “Option Agreement”), certain of which are vested or are eligible to become vested prior to the Separation Date (as defined below) (such options as set forth on Schedule I, the “Extended Options”);

WHEREAS, the Parties mutually agree that, effective as of the close of business on November 8, 2018 (the “Transition Date”), the Executive shall cease to serve as the President and Chief Executive Officer of the Company and in all other officer, manager or director capacities with the Company and any of its subsidiaries and affiliates (collectively, the “Company Group”);

WHEREAS, during the period beginning on the Transition Date and ending on December 31, 2018 (the “Separation Date”), the Executive shall remain an employee of the Company and continue to be entitled to the compensation and benefits provided pursuant to Section 2 of the Employment Agreement;

WHEREAS, effective as of Separation Date, the Executive shall cease to serve as an employee of the Company Group; and

WHEREAS, as a condition precedent and a material inducement for the Company to make available to the Executive the benefits set forth in this Agreement, the Executive has agreed to execute this Agreement and be bound by the provisions herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for the monetary and other consideration set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Separation from Service.

(a)The Parties agree that, effective as of the Transition Date, the Executive shall cease to serve as the President and Chief Executive Officer of the Company and in all other officer, manager or director capacities with the Company Group and shall no longer be authorized to incur any expenses, obligations or liabilities on behalf of any member of the Company Group.

(b)The Parties agree that, effective as of the Separation Date, the Executive shall automatically cease to be an employee of the Company.

2.Severance Arrangements.  Subject to the Release (as defined in Section 3 hereof) having become irrevocable within thirty (30) days following the Separation Date, the Executive shall be entitled to:

(a)Severance and Benefits Continuation.

1)One times the sum of (x) the Executive’s annual base salary at the rate in effect as of the Effective Date equal to $480,000 and (y) the Executive’s 2018 target annual bonus opportunity equal to $451,027, payable over the 12-month period following termination (the “Severance Period”);

2)to the extent permitted pursuant to the applicable plans, continuation on the same terms as an active employee (including, where applicable, coverage for the Executive and his dependents) of medical insurance benefits that the Executive would otherwise be eligible to receive as an active employee of the Company through the end of the Severance Period or, if earlier, the date on which the Executive becomes eligible for benefits from a subsequent employer;

3)the Executive’s annual bonus for 2018, with the amount of such bonus (if any) to be determined in the ordinary course and based on actual performance, payable on the normal payment date on which the Company pays 2018 annual bonuses to its employees; and

4)the second installment of the Special Acquisition Bonus (as such term is defined in the Employment Agreement) for 2017 equal to $55,000, and the first and second installments of the Special Acquisition Bonus for 2018 each equal to $50,000, in each case, payable on the normal payment dates in accordance with Section 2.3 of the Employment Agreement.

(b)Extension of Certain Options.  Notwithstanding anything to the contrary contained in the Plans or the applicable Option Agreements, the Extended Options will remain outstanding and exercisable until May 28, 2020 (the “Extension Date”). Any Extended Options that remaining outstanding as of the Extension Date will be deemed to be forfeited for no consideration as of such date. Except as otherwise provided herein, the terms and conditions of the applicable Option Agreement shall remain in full force and effect.  For the sake of clarity, any Options that are unvested as of the Effective Date but are scheduled to vest in the normal course prior to the Separation Date will be Extended Options. All Options and restricted stock units that are held by the Executive and are unvested as of the Separation Date shall be forfeited for no consideration pursuant to the terms of the applicable Plan and award agreement.

(c)Accrued Amounts.  Regardless of whether the Executive executes the Release described in Section 3 of this Agreement, the Company will pay or provide the Executive with all accrued and unpaid base salary and accrued and unused vacation days accrued through the Separation Date, and any unreimbursed business expenses accrued through the Transition Date, as soon as practicable following the Separation Date.

(d)Exclusive Payments.  The Executive and the Company agree that, except as expressly set forth in this Agreement, the Executive shall not be entitled to receive any additional compensation, bonuses, incentive compensation, benefits or other consideration from the Company in connection with or in any way related to his termination from, or prior employment by, the Company.

3.Release of Claims by the Executive.  As set forth above, the Company’s obligation to provide the benefits contemplated by Section 2(a) and (b) is conditioned on the Executive’s having executed and delivered to the Company the Release of Claims substantially in the form attached as Exhibit A hereto (the “Release”) on or following the Separation Date and such Release having become effective and irrevocable within thirty (30) days following the Separation Date.

4.Return of Company Property.  On or before the Separation Date, the Executive shall return to the Company all Company Group property he is aware of or reasonably should be aware of being in his possession, including, without limitation, any keys, access cards, credit cards, books, manuals, files, computer software, disks and the like, as well as all paper and electronic copies of materials and documents in his possession or under his direct or indirect control relating to the Company Group, its business, executives, and customers, and, the Executive represents that he will not retain copies, in whatever form, of any such materials or documents; provided, that to the extent he later becomes aware of Company Group property in his possession, the Executive shall promptly upon discovery return to the Company all such Company Group property.  Notwithstanding anything to the contrary set forth herein, the Company hereby acknowledges and agrees that the Executive may retain, as his own property, his copies of his individual personnel documents, such as his payroll and tax records, and similar personal records and his rolodex and address book so long as they contain only contact type information and a copy is left at the Company.

5.Unauthorized Disclosure; Non-Solicitation of Employees and Non-Disparagement.  In consideration of and as a condition to the receipt of the payments and benefits to be provided pursuant to Sections 2(a) and 2(b), the Executive acknowledges and agrees to be bound by the covenants set forth in this Section 5.

(a)Unauthorized Disclosure.  The Executive agrees and understands that in the Executive’s position with the Company, the Executive has been exposed to and has received information relating to the confidential affairs of the Company Group, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company Group and other forms of information considered by the Company Group to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”).  Confidential Information shall not include information that is generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 5(a) or disclosure by a third party who is known by the Executive to owe any member of the Company Group an obligation of confidentiality with respect to such information.  The Executive agrees that at all times, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner, unless required by law to disclose such information, in which case the Executive shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible.  This confidentiality covenant has no temporal, geographical or territorial restriction.

(b)Non-Solicitation of Employees.  For a period of 12 months following the Separation Date, the Executive shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within 6 months prior to the date of such solicitation was, an employee of any member of the Company Group.

(c)Non-Disparagement.  From and after the Effective Date, (a) the Executive agrees not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company, any of its subsidiaries, affiliates, employees, officers, directors or stockholders and (b) the Company agrees to instruct its directors and officers not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Executive.

6.Notices.  Any notice required or desired to be delivered hereunder shall be in writing and shall be delivered personally, by courier service, or by certified mail, return receipt requested, and shall be effective when actually delivered to the Party to whom such notice shall be directed and shall be addressed as follows (or to such other address as the Party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:	Emerald Expositions, LLC
31910 Del Obispo St., Suite 200
San Juan Capistrano, CA 92675
Attention: General Counsel

With a copy to:	Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attn: Amy L. Blackman, Esq.

If to the Executive, at his last address on file with the Company.

7.Complete Agreement.  This Agreement constitutes the complete agreement of the Parties with respect to the subject matter hereof and shall supersede all agreements, whether written or oral, between the Parties to the extent they relate in any way to the employment, termination of employment, compensation and benefits of the Executive.  For the avoidance of doubt, nothing in this Agreement shall be construed to interfere with the Executive’s right to elect COBRA continuation coverage in accordance with applicable law.

8.Severability.  Each provision hereof and portion thereof is severable, and if one or more provisions hereof or portions thereof are declared invalid, the remaining provisions and portions thereof shall nevertheless remain in full force and effect.  If any provision of this Agreement or portion thereof is so broad, in scope or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

9.No Waiver.  No delay on the part of any of the Parties in exercising any right, power or privilege hereunder shall operate as a waiver thereof.  The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of any Party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

10.Counterparts.  This Agreement may be executed via facsimile or electronic transmission (e.g., “.pdf”) and in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.Governing Law.  This Agreement shall be construed and enforced in accordance with, and the laws of the State of California hereto shall govern the rights and obligations of the parties, without giving effect to the conflicts of law principles thereof.

12.Amendments.  This Agreement may be modified, amended or supplemented only by a written agreement executed by the Parties; provided, that the observance of any provision of this Agreement may be waived by the Party that will lose the benefit of such provision as a result of such waiver in a writing expressly stating which observance is being waived.

13.General Interpretive Principles.  The name assigned this Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof.  Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.  Any reference to a Section of the Internal Revenue Code of 1986, as amended, shall be deemed to include any successor to such Section.

14.Section 409A.  The Parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (“Section 409A”), or an exemption from Section 409A, and that all provisions of this Agreement shall be interpreted accordingly.

15.Withholding.  Notwithstanding anything in this Agreement to the contrary, the Company shall have the right to deduct from any amount payable under this Agreement any taxes or other amounts required by applicable law to be withheld.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

EMERALD EXPOSITIONS, LLC

By: /s/ David Gosling

Name: David Gosling

Title: SVP, General Counsel and Secretary

Emerald Expositions Events, Inc.

By: /s/ David Gosling

Name: David Gosling

Title: SVP, General Counsel and Secretary

EXECUTIVE

/s/ David Loechner

David Loechner

[Signature Page Loechner Separation and Release Agreement]

Exhibit A

RELEASE

YOU ARE ADVISED TO CONSULT AN ATTORNEY
BEFORE SIGNING THIS RELEASE OF CLAIMS.

1.In consideration of the payments and benefits to be made under the Employment Agreement, dated as of March 30, 2017 (the “Employment Agreement”), by and between David Loechner (the “Executive”) and Emerald Expositions, LLC, a Delaware limited liability company (the “Company”), (each of the Executive and the Company, a “Party” and collectively, the “Parties”) and the Separation and Release Agreement, dated as of November __, 2018, by and between the Executive, the Company and Emerald Expositions Events, Inc. (the “Separation and Release”), the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:

A.	rights of the Executive arising under, or preserved by, this Separation and Release or Section 3 of the Employment Agreement;
B.	the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

C.	claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;
D.

rights to indemnification the Executive has or may have by contract or under the by-laws or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force; and

E.	rights granted to Executive during his employment related to the purchase and/or grant of equity of Emerald Expositions Events, Inc.

2.WITH RESPECT TO THIS RELEASE, IF THE UNDERSIGNED IS A RESIDENT OF CALIFORNIA, THE UNDERSIGNED ACKNOWLEDGES THAT HE OR SHE IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

THE UNDERSIGNED HEREBY EXPRESSLY WAIVES ANY RIGHTS THAT HE MAY HAVE UNDER SECTION 1542, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

3.The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

4.This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

5.The Executive specifically acknowledges that his acceptance of the terms of this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

6.As to rights, claims and causes of action arising under ADEA, the Executive acknowledges that he has been given but not utilized a period of 21 days to consider whether to execute this Release. If the Executive accepts the terms hereof and executes this Release, he may thereafter, for a period of seven days following (and not including) the date of execution, revoke this Release as it relates to the release of claims arising under ADEA. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the

Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, the Executive shall irrevocably forfeit any right to any payments or benefits provided under Section 2 of the Separation and Release or Section 3 of the Employment Agreement, but the remainder of the Employment Agreement shall continue in full force.

7.Other than as to rights, claims and causes of action arising under ADEA, this Release shall be immediately effective upon execution by the Executive.

8.The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

9.The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.

10.The Executive acknowledges that this Release relates only to claims that exist as of the date of this Release.

11.The Executive acknowledges that the severance payments and benefits he is receiving in connection with this Release and his obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.

12.Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

13.This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.

14.The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

15.This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.

16.This Release shall be binding upon any and all successors and assigns of the Executive and the Company.

17.Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of California without giving effect to the conflicts of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, this Release has been signed by or on behalf of each of the Parties, all as of January __, 2019.

EMERALD EXPOSITIONS, LLC

By:

Name: David Gosling

Title: SVP, General Counsel and Secretary

EXECUTIVE

David Loechner

[Signature Page Loechner Release of Claims]

Schedule I

[Extended Options]

Date of Grant	Exercise Price	Total Granted	Total Vested of Effective Date	Options Vesting Prior to the Separation Date	Total Extended Options
7/19/13	$8.00	957,500	957,500	0	957,500
7/19/13	$12.00	441,250	434,650	0	434,650
7/19/13	$16.00	441,250	148,193	0	148,193
2/26/14	$8.00	30,000	24,000	0	24,000
4/22/14	$8.00	181,250	145,000	0	145,000
4/22/14	$12.00	90,625	72,500	0	72,500
4/22/14	$16.00	90,625	68,800	0	68,800
12/15/14	$10.40	28,500	17,100	5,700	22,800
12/15/14	$12.00	14,250	8,550	2,850	11,400
12/15/14	$16.00	14,250	8,350	2,850	11,200